As filed with the U.S. Securities and Exchange Commission on May 1, 2018

Securities Act File No. 333-32575

Investment Company Act File No. 811-08319

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

Registration Statement Under The Securities Act Of 1933	☒

Pre-Effective Amendment No.	☐

Post-Effective Amendment No. 80	☒

And/or

Registration Statement Under The Investment Company Act Of 1940	☒

Amendment No. 80	☒
(Check appropriate box or boxes)

VOYA PARTNERS, INC.

(Exact Name of Registrant Specified in Charter)

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ  85258

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code:  (800) 992-0180

Huey P. Falgout, Jr., Esq. Voya Investments, LLC 7337 East Doubletree Ranch Road, Suite 100 Scottsdale, Arizona 85258 (Name and Address of Agent for Service)	With copies to: Elizabeth J. Reza Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199-3600

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d)

EXPLANATORY NOTE

This Post-Effective Amendment No. 80 to the Registration Statement on Form N-1A (File No. 333-32575) of Voya Partners, Inc., is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibit (J)(2) to the Registration Statement to replace and supersede Exhibit (J)(2) filed as an exhibit to Post-Effective Amendment No. 79 to the Registration Statement. This Post-Effective Amendment No. 80 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 80 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of Part A and Part B of the Registration Statement are incorporated herein by reference.

VOYA PARTNERS, INC.

PART C

OTHER INFORMATION

ITEM 28. EXHIBITS

(a)	(1)

Articles of Incorporation for Voya Partners, Inc. (formerly known as Portfolio Partners, Inc.) - Filed as an Exhibit to Registrant’s initial Form N-1A Registration Statement on July 31, 1997 and incorporated herein by reference.

(2)

Articles of Amendment effective August 29, 2001 - Filed as an Exhibit to Post-Effective Amendment No. 8 to Registrant’s Form N-1A Registration Statement on February 13, 2002 and incorporated herein by reference.

(3)

Articles of Amendment effective May 1, 2002 - Filed as an Exhibit to Post-Effective Amendment No. 9 to Registrant’s Form N-1A Registration Statement on April 30, 2002 and incorporated herein by reference.

(4)

Articles of Amendment effective December 16, 2002 - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

(5)

Articles of Amendment effective May 1, 2003 - Filed as an Exhibit to Post-Effective Amendment No. 11 to Registrant’s Form N-1A Registration Statement on April 30, 2003 and incorporated herein by reference.

(6)

Articles of Amendment effective January 23, 2004 - Filed as an Exhibit to Post-Effective Amendment No. 12 to Registrant’s Form N-1A Registration Statement on February 24, 2004 and incorporated herein by reference.

(7)

Articles of Amendment effective May 1, 2004 - Filed as an Exhibit to Post-Effective Amendment No. 13 to Registrant’s Form N-1A Registration Statement on April 27, 2004 and incorporated herein by reference.

(8)

Articles of Amendment effective November 8, 2004 - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

(9)

Articles Supplementary to Articles of Incorporation effective August 20, 2001 — Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

(10)

Articles Supplementary to Articles of Incorporation effective February 11, 2002 - Filed as an Exhibit to Post-Effective Amendment No. 8 to Registrant’s Form N-1A Registration Statement on February 13, 2002 and incorporated herein by reference.

(11)

Articles Supplementary to Articles of Incorporation effective January 17, 2003 - Filed as an Exhibit to Post-Effective Amendment No. 10 to Registrant’s Form N-1A Registration Statement on February 3, 2003 and incorporated herein by reference.

(12)

Articles Supplementary to Articles of Incorporation effective June 10, 2004 — Filed as an Exhibit to Post-Effective Amendment No. 14 to Registrant’s Form N-1A Registration Statement on July 2, 2004 and incorporated herein by reference.

(13)

Articles Supplementary to Articles of Incorporation effective November 1, 2004 - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

(14)

Articles of Amendment effective May 2, 2005 to Articles of Incorporation (name change) - Filed as an Exhibit to Post-Effective Amendment No. 20 to Registrant’s Form N-1A Registration Statement on April 1, 2005 and incorporated herein by reference.

(15)

Articles Supplementary dated August 8, 2005 to the Articles of Incorporation - Filed as an Exhibit to Post-Effective Amendment No. 23 to Registrant’s Form N-1A Registration Statement on August 12, 2005 and incorporated herein by reference.

(16)

Articles Supplementary dated November 23, 2005 to the Articles of Incorporation - Filed as an Exhibit to Post-Effective Amendment No. 25 to Registrant’s Form N-1A Registration Statement on December 6, 2005 and incorporated herein by reference.

(17)

Articles Supplementary dated January 31, 2006 to the Articles of Incorporation of ING Partners, Inc. — Filed as an Exhibit to Post-Effective Amendment No.28 to Registrant’s Form N-1A Registration Statement on April 27, 2006 and incorporated herein by reference.

(18)	Articles of Amendment, effective April 28, 2006 — Filed as an Exhibit to

Post-Effective Amendment No. 28 to Registrant’s Form N-1A Registration Statement on April 27, 2006 and incorporated herein by reference.

(19)

Article of Amendment effective August 7, 2006 regarding ING MFS Capital Opportunities Portfolio name change — Filed as an Exhibit to Post-Effective Amendment No. 29 to Registrant’s Form N-1A Registration Statement on February 1, 2007 and incorporated herein by reference.

(20)

Articles of Amendment effective January 30, 2007 regarding the dissolution of ING Goldman Sachs Capital Growth Portfolio and ING Goldman Sachs Structured Equity Portfolio — Filed as an Exhibit to Post-Effective Amendment No. 32 to Registrant’s Form N-1A Registration Statement on April 27, 2007 and incorporated herein by reference.

(21)

Articles Supplementary effective June 13, 2007 regarding Solution Growth and Income Portfolio and Solution Growth Portfolio — Filed as an Exhibit to Post-Effective Amendment No. 33 to Registrant’s Form N-1A Registration Statement on June 28, 2007 and incorporated herein by reference.

(22)

Articles of Amendment effective August 20, 2007 regarding the name change of ING Davis Venture Value Portfolio — Filed as an exhibit to Post-Effective Amendment No. 36 to Registrant’s Form N-1A Registration Statement on March 3, 2008 and incorporated herein by reference.

(23)

Articles of Amendment effective November 29, 2007 regarding the dissolution of ING Fundamental Research Portfolio — Filed as an exhibit to Post-Effective Amendment No. 36 to Registrant’s Form N-1A Registration Statement on March 3, 2008 and incorporated herein by reference.

(24)

Articles Supplementary dated February 27, 2007 to the Articles of Incorporation of ING Partners, Inc. — Filed as an exhibit to Post-Effective Amendment No. 36 to Registrant’s Form N-1A Registration Statement on March 3, 2008 and incorporated herein by reference.

(25)

Articles Supplementary dated January 16, 2009 to the Articles of Incorporation of ING Partners, Inc. — Filed as an exhibit to Post-Effective Amendment No. 41 to Registrant’s Form N-1A Registration Statement on February 20, 2009 and incorporated herein by reference.

(26)	Articles Supplementary dated March 18, 2009 to the Articles of Incorporation of ING Partners, Inc. — Filed as an exhibit to Post-Effective

Amendment No. 42 to Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

(27)

Articles Supplementary dated April 1, 2009 regarding the name change of ING Columbia Small Cap Value II Portfolio — Filed as an exhibit to Post-Effective Amendment No. 42 to Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

(28)

Articles Supplementary to Articles of Incorporation of ING Partners, Inc. dated June 22, 2009 — Filed as an exhibit to Post-Effective Amendment No. 47 to Registrant’s Form N-1A Registration Statement on December 3, 2009 and incorporated herein by reference.

(29)

Articles of Amendment dated July 29, 2009 regarding the dissolution of ING American Century Large Company Value Portfolio and ING Neuberger Berman Partners Portfolio — Filed as an Exhibit to Post-Effective Amendment No. 49 to Registrant’s Form N-1A Registration Statement on April 29, 2010 and incorporated herein by reference.

(30)

Articles Supplementary to Articles of Incorporation of ING Partners, Inc. dated March 19, 2010 regarding the creation of ING Solution Aggressive Growth Portfolio and ING Solution Conservative Portfolio — Filed as an Exhibit to Post-Effective Amendment No. 49 to Registrant’s Form N-1A Registration Statement on April 29, 2010 and incorporated herein by reference.

(31)

Articles of Amendment effective April 30, 2010 regarding ING Legg Mason ClearBridge Aggressive Growth Portfolio name change — Filed as an Exhibit to Post-Effective Amendment No. 49 to Registrant’s Form N-1A Registration Statement on April 29, 2010 and incorporated herein by reference.

(32)

Articles of Amendment effective September 8, 2011 regarding the dissolution of ING Baron Asset Portfolio and ING Fidelity® VIP Growth Portfolio — Filed as an Exhibit to Post-Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

(33)

Articles of Amendment effective January 21, 2011 regarding ING Oppenheimer Global Strategic Income Portfolio name change — Filed as an Exhibit to Post-Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

(34)	Articles of Amendment effective February 17, 2011 regarding the dissolution of ING Legg Mason ClearBridge Aggressive Growth

Portfolio — Filed as an Exhibit to Post-Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

(35)

Articles of Amendment effective April 29, 2011 regarding name change of ING Columbia Small Cap Value Portfolio, ING Van Kampen Comstock Portfolio, and ING Van Kampen Equity and Income Portfolio — Filed as an Exhibit to Post-Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

(36)

Articles Supplementary dated August 19, 2011 to the Articles of Incorporation of ING Partners, Inc. — Filed as an Exhibit to Post-Effective Amendment No. 54 to Registrant’s Form N-1A Registration Statement on September 27, 2011 and incorporated herein by reference.

(37)

Articles of Amendment dated September 23, 2011 regarding the dissolution of Adviser Class’ shares of ING Pioneer High Yield Portfolio — Filed as an exhibit to Post-Effective Amendment No. 56 to Registrant’s Form N-1A Registration Statement on February 10, 2012 and incorporated herein by reference.

(38)

Articles of Amendment dated January 27, 2012 regarding the dissolution of Service 2 Class shares of ING Global Bond Portfolio — Filed as an exhibit to Post-Effective Amendment No. 57 to Registrant’s Form N-1A Registration Statement on April 23, 2012 and incorporated herein by reference.

(39)

Articles of Amendment dated April 16, 2012 regarding name change of ING Baron Small Cap Growth Portfolio — Filed as an exhibit to Post-Effective Amendment No. 59 to Registrant’s Form N-1A Registration Statement on February 7, 2013 and incorporated herein by reference.

(40)

Articles of Amendment dated November 6, 2012 regarding name change of ING Thornburg Value Portfolio — Filed as an exhibit to Post-Effective Amendment No. 59 to Registrant’s Form N-1A Registration Statement on February 7, 2013 and incorporated herein by reference.

(41)

Articles Supplementary to Articles of Incorporation of ING Partners, Inc. dated February 28, 2013 regarding the creation of ING Solution Aggressive Portfolio — Filed as an exhibit to Post-Effective Amendment No. 60 to Registrant’s Form N-1A Registration Statement on April 29, 2013 and incorporated herein by reference.

(42)	Articles of Amendment dated April 22, 2013 regarding the dissolution of ING Growth and Income Core Portfolio and ING UBS U.S. Large Cap

Equity Portfolio — Filed as an exhibit to Post-Effective Amendment No. 60 to Registrant’s Form N-1A Registration Statement on April 29, 2013 and incorporated herein by reference.

(43)

Articles of Amendment dated April 23, 2013 regarding the name change of ING Davis New York Venture Portfolio, ING Invesco Van Kampen Comstock Portfolio, ING Invesco Van Kampen Equity and Income Portfolio, ING Solution Aggressive Growth Portfolio, ING Solution Growth Portfolio, and ING Solution Moderate Portfolio — Filed as an exhibit to Post-Effective Amendment No. 60 to Registrant’s Form N-1A Registration Statement on April 29, 2013 and incorporated herein by reference.

(44)

Articles of Amendment dated June 7, 2013 regarding the dissolution of Class S2 shares of ING Fidelity VIP Contrafund Portfolio and ING Fidelity VIP Equity-Income Portfolio — Filed as an exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014 and incorporated herein by reference.

(45)

Articles of Amendment effective May 1, 2014 regarding the name change of ING PIMCO Total Return Portfolio to VY® PIMCO Bond Portfolio, of ING Partners, Inc. to Voya Partners, Inc. and name changes for all ING Partners Portfolios— Filed as an exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014 and incorporated herein by reference.

(46)

Articles of Amendment effective December 12, 2014 regarding the name change of VY® PIMCO Bond Portfolio to Voya Aggregate Bond Portfolio — Filed as an exhibit to Post-Effective Amendment No. 67 to Registrant’s Form N-1A Registration Statement on February 5, 2015 and incorporated herein by reference.

(47)

Articles Supplementary dated January 14, 2015 to Articles of Incorporation of Voya Partners, Inc. regarding the creation of Voya Solution 2060 Portfolio and Voya Index Solution 2060 Portfolio — Filed as an exhibit to Post-Effective Amendment No. 67 to Registrant’s Form N-1A Registration Statement on February 5, 2015 and incorporated herein by reference.

(48)

Articles Supplementary dated April 7, 2015 to Articles of Incorporation of Voya Partners, Inc. regarding the classification of Class Z shares for the Voya Index Solution Portfolios — Filed as an exhibit to Post-Effective Amendment No. 70 to Registrant’s Form N-1A Registration Statement on April 24, 2015 and incorporated herein by reference.

(49)	Articles Supplementary dated June 26, 2015 to Articles of Incorporation of Voya Partners, Inc. regarding the dissolution of Service 2 Class shares of VY® Fidelity® VIP Mid Cap Portfolio — Filed as an exhibit to Post-Effective Amendment No. 72 to Registrant’s Form N-1A Registration Statement on February 12, 2016 and incorporated herein by reference.

(50)

Articles Supplementary dated June 26, 2015 to Articles of Incorporation of Voya Partners, Inc. allocating additional shares to Service Class shares of Voya Solution Moderately Aggressive Portfolio — Filed as an exhibit to Post-Effective Amendment No. 72 to Registrant’s Form N-1A Registration Statement on February 12, 2016 and incorporated herein by reference.

(51)

Articles Supplementary dated October 7, 2015 to Articles of Incorporation of Voya Partners, Inc. regarding the dissolution of Voya Aggregate Bond Portfolio, Voya Index Solution 2015 Portfolio and Voya Solution 2015 Portfolio — Filed as an exhibit to Post-Effective Amendment No. 72 to Registrant’s Form N-1A Registration Statement on February 12, 2016 and incorporated herein by reference.

(52)

Articles Supplementary dated April 12, 2016 to Articles of Incorporation of Voya Partners, Inc. regarding the classification of Class R6 shares of certain Portfolios — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

(53)

Certificate of Correction dated May 16, 2016 of Article Supplementary dated April 12, 2016 to Articles of Incorporation of Voya Partners, Inc. regarding the classification of Class R6 shares of certain Portfolios — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

(54)

Articles of Amendment dated September 26, 2016 to Articles of Incorporation of Voya Partners, Inc. regarding the dissolution of VY® Fidelity® VIP Contrafund® Portfolio, VY® Fidelity® VIP Equity-Income Portfolio and VY® Fidelity® VIP Mid Cap Portfolio — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

(55)

Articles Supplementary dated September 28, 2016 to Articles of Incorporation of Voya Partners, Inc. regarding reclassifying Class T shares of Voya Index Solution Portfolios — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

(b)	(1)	By-laws - Filed as an Exhibit to Registrant’s initial Form N-1A Registration Statement on July 31, 1997 and incorporated herein by reference.

			(i)

Amendment to the By-laws of Voya Partners, Inc. (formerly, ING Partners, Inc.) dated November 10, 2005 — Filed as an exhibit to Post-Effective Amendment No. 36 to Registrant’s Form N-1A Registration Statement on March 3, 2008 and incorporated herein by reference.

(c)

Instruments Defining Rights of Security Holders (set forth in the Articles of incorporation which are incorporated by reference) - Filed as an Exhibit to Registrant’s initial Form N-1A Registration Statement on July 31, 1997 and   incorporated herein by reference.

(d)	(1)

Investment Management Agreement dated May 1, 2017 between Voya Partners, Inc. and Voya Investments, LLC — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

		(i)

Letter agreement dated May 1, 2018 between Voya Investments, LLC and Voya Partners, Inc. regarding reduction of the investment management fee for Voya Global Bond Portfolio from May 1, 2018 through May 1, 2019 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

		(ii)

Letter agreement dated May 1, 2018 between Voya Investments, LLC and Voya Partners, Inc. regarding reduction of the investment management fee for VY® American Century Small-Mid Cap Value Portfolio from May 1, 2018 through May 1, 2019 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

		(iii)

Letter agreement dated May 1, 2018 between Voya Investments, LLC and Voya Partners, Inc. regarding reduction of the investment management fee for VY® Columbia Contrarian Core Portfolio for the period from May 1, 2018 through May 1, 2019 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

		(iv)	Letter agreement dated May 1, 2018 between Voya

Investments, LLC and Voya Partners, Inc. regarding reduction of the investment management fee for VY® Columbia Small Cap Value II Portfolio from May 1, 2018 through May 1, 2019 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(v)

Letter agreement dated May 1, 2018 between Voya Investments, LLC and Voya Partners, Inc. regarding waiver of a portion of the investment management fee for VY® Invesco Equity and Income Portfolio for the period from May 1, 2018 through May 1, 2019 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(vi)

Letter agreement dated May 1, 2018 between Voya Investments, LLC and Voya Partners, Inc. regarding reduction of the investment management fee for VY® Invesco Comstock Portfolio for the period from May 1, 2018 through May 1, 2019 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(vii)

Letter agreement dated May 1, 2018 between Voya Investments, LLC and Voya Partners, Inc. regarding reduction of the investment management fee for VY® T. Rowe Price Growth Equity Portfolio for the period from May 1, 2018 through May 1, 2019 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(viii)

Letter Agreement dated May 1, 2018 to reduce annual investment management fee for VY® T. Rowe Price Growth Equity Portfolio for the period from May 1, 2018 through and including May 1, 2019 (reduction in excess of $500,000 for all Voya funds managed by T. Rowe Price) — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(ix)

Letter agreement dated May 1, 2018 between Voya Investments, LLC and Voya Partners, Inc. regarding waiver of a portion of the investment management fee for VY® Templeton Foreign Equity Portfolio for the period from May 1, 2018 through May 1, 2019 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(x)

Letter Agreement dated May 1, 2017 between Voya Investments, LLC and Voya Partners, Inc. regarding waiver of advisory fee for VY® Templeton Foreign Equity Portfolio (when investing in Templeton Institutional Funds-Foreign Smaller Companies Series) — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

(2)

Sub-Advisory Agreement effective May 1, 2017 between Voya Investments, LLC and American Century Investment Management, Inc. — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

(3)

Sub-Advisory Agreement effective May 1, 2017 between Voya Investments, LLC and BAMCO, Inc. — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

(4)

Sub-Advisory Agreement effective May 1, 2017 between Voya Investments, LLC and Columbia Management Investment Advisers, LLC — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

(5)

Sub-Advisory Agreement effective May 1, 2017 between Voya Investments, LLC and INVESCO Advisers, Inc. — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

(6)

Sub-Advisory Agreement effective May 1, 2017 between Voya Investments, LLC and J.P. Morgan Investment Management, Inc. — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

	(i)	Letter agreement dated June 1, 2017 between Voya Investments, LLC and JPMorgan Investment Management Inc. regarding the waiver of a portion of the sub-advisory fee with respect to Voya Funds sub-advised by JPMorgan Investment Management Inc. — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(7)

Sub-Advisory Agreement, effective May 1, 2017 between Voya Investments, LLC and OppenheimerFunds, Inc. — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

(8)

Sub-Advisory Agreement effective July 3, 2017 between Voya Investments, LLC and Amundi Pioneer Asset Management, Inc. — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(9)

Sub-Advisory Agreement (with redaction) effective May 1, 2017 between Voya Investments, LLC and Templeton Investment Counsel, LLC — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

(10)

Sub-Advisory Agreement effective May 1, 2017 between Voya Investments, LLC and T. Rowe Price Associates, Inc. — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

(i)

First Amendment effective January 1, 2018 to Sub-Advisory Agreement effective May 1, 2017 between Voya Investments, LLC and T. Rowe Price Associates, Inc. — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(11)

Sub-Advisory Agreement effective May 1, 2017 between Voya Investments, LLC and Voya Investment Management Co. LLC regarding Voya Global Bond Portfolio, certain Voya Solution Portfolios and certain Voya Index Solution Portfolios — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

(12)	Sub-Advisory Agreement effective May 1, 2017 between Voya Investments, LLC and Voya Investment Management Co. LLC regarding certain Voya Solution Portfolios and certain Voya Index Solution Portfolios — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

(13)

Expense Limitation Agreement effective May 1, 2017 between Voya Investments, LLC and Voya Partners, Inc. — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

(i)

Amended Schedule A dated May 1, 2018 to the Expense Limitation Agreement effective May 1, 2017 between Voya Investments, LLC and Voya Partners, Inc. — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(ii)

Letter agreement effective May 1, 2018 between Voya Investments, LLC and Voya Partners, Inc. regarding expense limitation for VY® Templeton Foreign Equity Portfolio from May 1, 2018 through May 1, 2019 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(14)

Expense Limitation Agreement regarding Voya Solution Portfolios effective May 1, 2017, between Voya Investments, LLC and Voya Partners, Inc. — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

(15)

Expense Limitation Agreement regarding Voya Index Solution Portfolios effective May 1, 2017, between Voya Investments, LLC and Voya Partners, Inc. — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

(16)

Letter agreement effective May 1, 2018 between Voya Investments, LLC and Voya Partners, Inc. regarding expense limitation for VY® Invesco Comstock Portfolio from May 1, 2018 through May 1, 2019 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(17)	Letter agreement effective May 1, 2018 between Voya Investments, LLC and Voya Partners, Inc. regarding expense limitation for VY® Columbia

Contrarian Core Portfolio from May 1, 2018 through May 1, 2019 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

	(18)

Letter agreement dated May 1, 2018 between Voya Investments, LLC and Voya Partners, Inc. regarding expense limitation for Class Z shares of Voya Index Solution Portfolios from May 1, 2018 through May 1, 2019 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

	(19)

Letter Agreement dated May 1, 2018 regarding expense limitation recoupment for Voya Global Bond Portfolio, and VY® T. Rowe Price Diversified Mid Cap Growth Portfolio — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(e)	(1)

Distribution Agreement dated November 18, 2014 between Voya Partners, Inc. and Voya Investments Distributor, LLC — Filed as an exhibit to Post-Effective Amendment No. 67 to the Registrant’s Form N-1A Registration Statement on February 5, 2015 and incorporated herein by reference.

		(i)

Amended Schedule A dated November 17, 2016, to the Distribution Agreement between Voya Partners, Inc. and Voya Investments Distributor, LLC — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

(f)		N/A

(g)	(1)

Custody Agreement dated January 6, 2003 between Voya Partners, Inc. and The Bank of New York Mellon- Filed as an exhibit to Post-Effective Amendment No. 37 to Registrant’s Form N-1A Registration Statement on April 25, 2008 and incorporated herein by reference.

		(i)

Amended Exhibit A effective July 14, 2017 to the Custody Agreement dated January 6, 2003 with The Bank of New York Mellon — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

	(2)	Foreign Custody Manager Agreement dated January 6, 2003, with The Bank of New York Mellon — Filed as an exhibit to Post-Effective

Amendment No. 37 to Registrant’s Form N-1A Registration Statement on April 25, 2008 and incorporated herein by reference.

(i)

Amended Exhibit A effective July 14, 2017 to the Foreign Custody Manager Agreement dated January 6, 2003 with The Bank of New York Mellon — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(ii)

Amended Schedule 2 effective June 4, 2008 to the Foreign Custody Manager Agreement dated January 6, 2003 with the Bank of New York Mellon — Filed as an exhibit to Post-Effective Amendment No. 42 to Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

(3)

Fund Accounting Agreement dated January 6, 2003, with The Bank of New York Mellon — Filed as an exhibit to Post-Effective Amendment No. 37 to Registrant’s Form N-1A Registration Statement on April 25, 2008 and incorporated herein by reference.

(i)

Amended Exhibit A effective July 14, 2017 to the Fund Accounting Agreement dated January 6, 2003 with The Bank of New York Mellon — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(ii)

Investment Company Reporting Modernization Services Amendment dated February 1, 2018 to Fund Accounting Agreement dated January 6, 2003 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(h)	(1)	License Agreement between Aetna and T. Rowe Price Associates, Inc. — Filed as an Exhibit to Registrant’s initial Form N-1A Registration Statement on July 31, 1997 and incorporated herein by reference.

(2)

Transfer Agency Services Agreement dated February 25, 2009 by and between BNY Mellon Investment Servicing (US) Inc. (formerly, PNC Global Investment Servicing (U.S.) Inc.) and Voya Partners, Inc. — Filed as an exhibit to Post-Effective Amendment No. 42 to Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

(i)

Amended Exhibit A, effective July 14, 2017, to the Transfer Agency Services Agreement between BNY Mellon Investment Servicing (US) Inc. and Voya Partners, Inc. — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(ii)

Amendment to Transfer Agency Services Agreement, effective February 8, 2011, between BNY Mellon Investment Servicing (US) Inc. and Voya Partners, Inc. — Filed as an Exhibit to Post-Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

(3)

Securities Lending Agreement and Guaranty, dated August 7, 2003, between Voya Partners, Inc. and The Bank of New York Mellon - Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Registration Statement on December 6, 2005 and incorporated herein by reference.

(i)

Amended Exhibit A, effective July 14, 2017, to the Securities Lending Agreement and Guaranty dated August 7, 2003 between Voya Partners, Inc. and The Bank of New York Mellon — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(ii)

Amendment dated October 1, 2011 to Securities Lending Agreement and Guaranty dated August 7, 2003 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(i)	(1)

Legal Opinion and Consent of Counsel regarding the legality of the securities being registered with regard to ING Fidelity VIP Contrafund Portfolio, ING Fidelity VIP Growth Portfolio, ING Fidelity VIP Equity Income Portfolio and ING Fidelity VIP Mid Cap Portfolio - Filed as an Exhibit to Post-Effective Amendment No. 14 to Registrant’s Form N-1A Registration Statement on July 2, 2004 and incorporated herein by reference.

(2)

Legal Opinion and Consent of Counsel regarding the legality of the securities being registered with regard to ING Oppenheimer Strategic Income Portfolio - Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29,

2004 and incorporated herein by reference.

(3)

Legal Opinion and Consent of Counsel regarding the legality of the securities being registered with regard to ING Income Portfolio, ING Income 2015 Portfolio, ING Income 2025 Portfolio, ING Income 2035 Portfolio, and ING Income 2045 Portfolio (Adviser, Service and Initial Class)- Filed as an Exhibit to Post-Effective Amendment No. 21 to Registrant’s Form N-1A Registration Statement on April 28, 2005 and incorporated herein by reference.

(4)

Legal Opinion and Consent of Counsel regarding the legality of the securities being registered with regard to ING Solution Income Portfolio, ING Solution 2015 Portfolio, ING Solution 2025 Portfolio, ING Solution 2035 Portfolio and ING Solution 2045 Portfolio (Class T) - Filed as an Exhibit to Post-Effective Amendment No. 23 to Registrant’s Form N-1A Registration Statement on August 12, 2005 and incorporated herein by reference.

(5)

Legal Opinion and Consent of Counsel regarding the legality of the securities being registered with regard to ING Baron Asset Portfolio, ING Lord Abbett U.S. Government Securities Portfolio, ING Neuberger Berman Partners Portfolio, ING Neuberger Berman Regency Portfolio, ING Pioneer High Yield Portfolio, and ING Templeton Foreign Equity Portfolio - Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Registration Statement on December 6, 2005 and incorporated herein by reference.

(6)

Legal Opinion and Consent of Counsel regarding the legality of the securities being registered with regard to ING Columbia Small Cap Value II Portfolio and ING UBS U.S. Small Cap Growth Portfolio — Filed as an Exhibit to Post-Effective Amendment No. 28 to Registrant’s Form N-1A Registration Statement on April 27, 2006 and incorporated herein by reference.

(7)

Legal Opinion and Consent of Counsel regarding the legality of the securities being registered with regard to ING Solution Growth and Income Portfolio and ING Solution Growth Portfolio —  Filed as an Exhibit to Post-Effective Amendment No. 33 to Registrant’s Form N-1A Registration Statement on June 28, 2007 and incorporated herein by reference.

(8)

Legal Opinion and Consent of Counsel regarding the legality of the securities being registered with regard to ING Index Solution Income Portfolio, ING Index Solution 2015 Portfolio, ING Index Solution 2025 Portfolio, ING Index Solution 2035 Portfolio and ING Index Solution 2045 Portfolio — Filed as an Exhibit to Post-Effective Amendment No. 36

to Registrant’s Form N-1A Registration Statement on March 3, 2008 and incorporated herein by reference.

(9)

Legal Opinion of Counsel regarding the legality of the securities being registered with regard to Service 2 Class shares of the Registrant — Filed as an exhibit to Post-Effective Amendment No. 41 to Registrant’s Form N-1A Registration Statement on February 20, 2009 and incorporated herein by reference.

(10)

Legal Opinion of Counsel regarding the legality of the securities being registered with regard to Service 2 Class shares of the Registrant — Filed as an exhibit to Post-Effective Amendment No. 42 to Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

(11)

Legal Opinion of Counsel regarding the legality of the securities being registered with regard to ING Solution 2055 Portfolio and ING Index Solution 2055 Portfolio — Filed as an exhibit to Post-Effective Amendment No. 47 to Registrant’s Form N-1A Registration Statement on December 3, 2009 and incorporated herein by reference.

(12)

Legal Opinion of Counsel regarding: the legality of the securities being registered with regard to ING Solution Aggressive Growth Portfolio and ING Solution Conservative Portfolio and;  the legality of the securities being registered with regard to Service 2 Class shares of ING Solution Growth Portfolio and ING Solution Moderate Portfolio (formerly, ING Solution Growth and Income Portfolio) —Filed as an Exhibit to Post-Effective Amendment No. 49 to Registrant’s Form N-1A Registration Statement on April 29, 2010 and incorporated herein by reference.

(13)

Legal Opinion of Counsel regarding the legality of the securities being registered with regard to ING Solution 2020 Portfolio, ING Solution 2030 Portfolio, ING Solution 2040 Portfolio, ING Solution 2050 Portfolio, ING Index Solution 2020 Portfolio, ING Index Solution 2030 Portfolio, ING Index Solution 2040 Portfolio and ING Index Solution 2050 Portfolio — Filed as an Exhibit to Post-Effective Amendment No. 54 to Registrant’s Form N-1A Registration Statement on September 27, 2011 and incorporated herein by reference.

(14)

Legal Opinion of Counsel regarding the legality of the securities being registered with regard to ING Solution Aggressive Portfolio — Filed as an exhibit to Post-Effective Amendment No. 60 to Registrant’s Form N-1A Registration Statement on April 29, 2013 and incorporated herein by reference.

(15)	Legal Opinion of Counsel regarding the legality of the securities being registered with regard to Voya Solution 2060 Portfolio and Voya Index Solution 2060 Portfolio — Filed as an exhibit to Post-Effective Amendment No. 67 to Registrant’s Form N-1A Registration Statement on February 5, 2015 and incorporated herein by reference.

	(16)

Legal Opinion of Counsel regarding the legality of the securities being registered with regard to Class Z shares of the Registrant — Filed as an exhibit to Post-Effective Amendment No. 70 to Registrant’s Form N-1A Registration Statement on April 24, 2015 and incorporated herein by reference.

	(17)

Legal Opinion of Counsel regarding the legality of the securities being registered with regard to Class R6 shares of the Registrant — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

(j)	(1)	Consent of Ropes & Gray LLP — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

	(2)	Consents of KPMG LLP — Filed herein.

(k)		N/A

(l)		Agreement re: Initial Contribution to Working Capital — Filed as an Exhibit to Registrant’s initial Form N-1A Registration Statement on July 31, 1997 and incorporated herein by reference.

(m)	(1)

Third Amended and Restated Plan of Distribution pursuant to Rule 12b-1 of Voya Partners, Inc. regarding Adviser Class shares effective November 16, 2017 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

	(2)

Fourth Amended and Restated Distribution Plan pursuant to Rule 12b-1 of Voya Partners, Inc. regarding Service 2 Class shares effective November 16, 2017 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

		(i)

Letter Agreement, dated May 1, 2018, between Voya Investments Distributor, LLC and Voya Partners, Inc. regarding waiver of distribution fees for Class S2 shares of VY® Invesco Equity and Income Portfolio for the period from May 1, 2018 through May 1, 2019 — Filed as an exhibit to Post-Effective

Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(3)

Fourth Amended and Restated Distribution Plan pursuant to Rule 12b-1 of Voya Partners, Inc. regarding Class T shares effective November 16, 2017 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(4)

Third Amended and Restated Shareholder Servicing Plan of Voya Partners, Inc. for Adviser Class Shares effective November 16, 2017 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(5)

Third Amended and Restated Shareholder Servicing Plan of Voya Partners, Inc. for Service Class Shares effective November 16, 2017 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(6)

Third Amended and Restated Shareholder Servicing Plan of Voya Partners, Inc. for Class T Shares effective November 16, 2017 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(7)

Third Amended and Restated Shareholder Servicing Plan of Voya Partners, Inc. for Service 2 Class shares effective November 16, 2017 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(n)	(1)

Fifth Amended and Restated Plan Pursuant to Rule 18f-3 for Operation of a Multi-Class System amended as of March 18, 2016 — Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

(i)

Amended Schedule A, amended August 31, 2016, to the Fifth Amended and Restated Plan Pursuant to Rule 18f-3 for Operation of a Multi-Class System amended as of March 18, 2016 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(o)		N/A

(p)	(1)

Code of Ethics, dated January 1, 2018, for American Century Investment Management, Inc. — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

	(2)

Code of Ethics, revised March 2018 for Amundi Pioneer Asset Management, Inc. — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

	(3)

Code of Ethics for BAMCO, Inc. as amended and restated on January 23, 2018 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

	(4)

Code of Ethics, effective December 2017, for Columbia Management Investment Advisers, LLC — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

	(5)

Code of Ethics for Franklin Templeton Investments, revised May 1, 2013 — Filed as an exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014 and incorporated herein by reference.

	(6)

Code of Ethics for Invesco Advisers, Inc. dated January 1, 2018 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

	(7)

Code of Ethics for J.P. Morgan Investment Management Inc. revised October 10, 2017 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

	(8)

Code of Ethics for OppenheimerFunds, Inc., dated May 26, 2016 — Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

	(9)

Code of Ethics and Conduct, effective March 1, 2017, for T. Rowe Price Group, Inc. and its Affiliates — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on

April 25, 2018 and incorporated herein by reference.

(10)

Voya Funds, Voya Investments Distributor, LLC and Advisers Code of Ethics Amended May 1, 2017 — Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

ITEM 29. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

None

ITEM 30. INDEMNIFICATION

Article Ninth, Section (d) of the Registrant’s Articles of Incorporation provides for indemnification of directors and officers. In addition, the Registrant’s officers and directors will be covered under a directors and officers errors and omissions liability insurance policy issued by ICI Mutual Insurance Company.

Reference is also made to Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland which provides generally that (1) a corporation may (but is not required to) indemnify its directors for judgments, fines and expenses in proceedings in which the director is named a party solely by reason of being a director, provided the director has not acted in bad faith, dishonestly or unlawfully, and provided further that the director has not received any “improper personal benefit”; and (2) that a corporation must (unless otherwise provided in the corporation’s charter or articles of  incorporation) indemnify a director if he or she is successful on the merits in defending a suit against him or her by reason of being a director. The statutory provisions are not exclusive; a corporation may provide greater indemnification rights than those provided by statute.

ITEM 31. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISERS

Any other business, profession, vocation or employment of a substantial nature in which the investment adviser and each sub-adviser of Voya Partners, Inc. and each director, officer or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged for his or her own account or in the capacity of director, officer, employee, partner or trustee is described in each investment adviser’s Form ADV as currently on file with the SEC, the text of which is hereby incorporated by reference.

INVESTMENT ADVISER	FILE NO.
Voya Investments, LLC	801-48282
American Century Investment Management, Inc.	801-8174
Amundi Pioneer Asset Management, Inc.	801-8255

BAMCO, Inc.	801-29080
Columbia Management Investment Advisers, LLC	801-25943
Invesco Advisers, Inc.	801-33949
J.P. Morgan Investment Management Inc.	801-21011
OppenheimerFunds, Inc.	801-8253
T. Rowe Price Associates, Inc.	801-856
Templeton Investment Counsel, LLC	801-15125
Voya Investment Management Co. LLC	801-9046

ITEM 32. PRINCIPAL UNDERWRITER

(a)

Voya Investments Distributor, LLC is the principal underwriter for Voya Balanced Portfolio, Inc.; Voya Equity Trust; Voya Funds Trust; Voya Government Money Market Portfolio; Voya Intermediate Bond Portfolio; Voya Investors Trust; Voya Mutual Funds; Voya Partners, Inc. Voya Prime Rate Trust; Voya Senior Income Fund; Voya Separate Portfolios Trust; Voya Series Fund, Inc.; Voya Strategic Allocation Portfolios, Inc.; Voya Variable Funds; Voya Variable Insurance Trust; Voya Variable Portfolios, Inc.; and Voya Variable Products Trust.

(b)

Information as to the directors and officers of the Principal Underwriter together with the information as to any other business, profession, vocation or employment of a substantial nature engaged in by the directors and officers of the Principal Underwriter in the last two years, is included in the table below:

Name and Principal Business Address	Positions and Offices with Voya Investments Distributor, LLC	Positions and Offices with the Registrant
Michael Bell 7337 E. Doubletree Ranch Road, Suite 100 Scottsdale, AZ 85258	Senior Vice President and Treasurer	None
Lauren D. Bensinger 7337 E. Doubletree Ranch Road, Suite 100 Scottsdale, AZ 85258	Vice President and Money Laundering Reporting Officer	Vice President
Peter E. Caldwell 7337 E. Doubletree Ranch Road, Suite 100 Scottsdale, AZ 85258	Vice President, Controller, Chief Financial Officer, Financial and Operations Principal	None
Stephen Easton 7337 E. Doubletree Ranch Road, Suite 100 Scottsdale, AZ 85258	Chief Compliance Officer	None
Huey P. Falgout, Jr. 7337 E. Doubletree Ranch Road, Suite 100 Scottsdale, AZ 85258	Secretary	Secretary

Shaun P. Mathews 7337 E. Doubletree Ranch Road, Suite 100 Scottsdale, AZ 85258	Director and President and Chief Executive Officer	President and Chief Executive Officer
Michael J. Roland 7337 E. Doubletree Ranch Road, Suite 100 Scottsdale, AZ 85258	Director and Executive Vice President	Executive Vice President
Jacob J. Tuzza 7337 E. Doubletree Ranch Road, Suite 100 Scottsdale, AZ 85258	Director and Executive Vice President — Head of Intermediary Distribution	None
Robert P. Terris 7337 E. Doubletree Ranch Road, Suite 100 Scottsdale, AZ 85258	Vice President	Senior Vice President

(c) Not applicable.

ITEM 33. LOCATION OF ACCOUNTS AND RECORDS

All accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder are maintained at the offices of:  (a) the Registrant, (b) the Investment Adviser, (c) the Distributor, (d) the Custodians, (e) the Transfer Agent, and (f) the Sub-Advisers.  The address of each is as follows:

(a)	Voya Partners, Inc. 7337 East Doubletree Ranch Road, Suite 100 Scottsdale, Arizona 85258

(b)	Voya Investments, LLC 7337 East Doubletree Ranch Road, Suite 100 Scottsdale, AZ 85258

(c)	Voya Investments Distributor, LLC 7337 E. Doubletree Ranch Road, Suite 100 Scottsdale, Arizona 85258

(d)	Bank of New York Mellon 225 Liberty Street New York, New York 10286

(e)	BNY Mellon Investment Servicing (U.S.) Inc. 301 Bellevue Parkway Wilmington, Delaware 19809

(f)	(1) American Century Investment Management, Inc. 4500 Main Street

Kansas City, Missouri 64111

	(2)	Amundi Pioneer Asset Management, Inc. 60 State Street Boston, Massachusetts 02109

	(3)	BAMCO, Inc. 767 Fifth Avenue, 49th Floor New York, New York 10153

	(4)	Columbia Management Investment Advisers, LLC 225 Franklin Street Boston, MA 02110

	(5)	Invesco Advisers, Inc. 1555 Peachtree Street, N.E. Atlanta, Georgia 30309

	(6)	J.P. Morgan Investment Management Inc. 270 Park Avenue New York, New York 10017

	(7)	OppenheimerFunds, Inc. Two World Financial Center 225 Liberty Street, 11th Floor New York, New York 10281-1008

	(8)	T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202

	(9)	Templeton Investment Counsel, LLC 300 S.E. 2nd Street Fort Lauderdale, Florida 33301

	(10)	Voya Investment Management Co. LLC 230 Park Avenue New York, New York 10169

ITEM 34. MANAGEMENT SERVICES

N/A

ITEM 35. UNDERTAKINGS

None

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Post-Effective Amendment No. 80 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale and the State of Arizona on the 1st day of May, 2018.

VOYA PARTNERS, INC.

By:	/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

	Chief Executive Officer	May 1, 2018
Michael Bell*

	Senior Vice President and	May 1, 2018
Todd Modic*	Chief/Principal Financial Officer

	Director	May 1, 2018
Colleen D. Baldwin*

	Director	May 1, 2018
John V. Boyer*

	Director	May 1, 2018
Patricia W. Chadwick*

	Director	May 1, 2018
Martin J. Gavin*

	Director	May 1, 2018
Russell H. Jones*

	Director	May 1, 2018
Patrick W. Kenny*

	Interested Director	May 1, 2018
Shaun P. Mathews*

	Director	May 1, 2018
Joseph E. Obermeyer*

	Director	May 1, 2018
Sheryl K. Pressler*

	Director	May 1, 2018
Christopher P. Sullivan*

	Director	May 1, 2018
Roger B. Vincent*

*By:	/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Attorney-in-Fact**

**                                  Powers of attorney for Michael Bell, Todd Modic and each Director were filed as attachments to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and are incorporated herein by reference.

EXHIBITS

Exhibit Number	Exhibit Description
(j)(2)	Consent of KMPG LLP